Exhibit 10.3

EXECUTIVE RETENTION AGREEMENT

THIS EXECUTIVE RETENTION AGREEMENT (this “Agreement”), dated as of the September 30, 2013 (the “Effective Date”), is by and among ORGANISATION ET DEVELOPPEMENT, a “société par actions simplifiée” duly existing and organized under the laws of France, with a share capital of € 352,695, having its registered offices at 14, rue de Prony – 75017 Paris – France, registered with the Corporate register of Paris under identification number 335 133 872, represented by its President, Mr. Jeffrey AYERS, duly empowered for the purposes hereof (the “Company”), and Catherine Lespine, (the “Executive”).

WHEREAS, the Executive is currently the Group Managing Director within the Company; and

WHEREAS, the CEC Group is currently considering the possible sale of its French schools and operations and the Company (the “French Entities”), as part of its international businesses (the “Transaction”);

WHEREAS, the Company desires to ensure the Executive’s continued assistance through the Transaction closing (the “First Retention Date”) and his continued employment with the Company for six months following the First Retention Date (the “Second Retention Date”) (together, the “Retention Dates”); and

WHEREAS, in order to help ensure such continued employment, the Company desires to grant the Executive the Retention Bonus (as defined below) which shall be payable pursuant to the terms hereof.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Retention Bonus. The Executive shall receive a retention bonus in a target amount of €737,500 (the “Target Retention Bonus”), providing the conditions set in section 2 are met.

The final Retention Bonus to be paid (the “Retention Bonus”) will be adjusted based on the net Transaction value (i.e. the final sales price value after deduction of Transaction and advisor fees, the “Net Transaction Value”) received for the sale of the French Entities as follows:

Net Transaction Value	Percent of Target Retention Bonus paid
$175 Million	50%
$200 Million	65%
$225 Million	85%
$250 Million	100%

The Retention Bonus shall be paid in cash in Euros and will be subject to applicable social security contributions and income tax.

2. Retention Conditions. In order for the Executive to receive payment of the Retention Bonus, the following conditions must be met (the “Retention Conditions”):

•	The Net Transaction Value of the French Entities must be comprised between $175 Million and $250 Million$;

•	The closing of the Transaction must take place before or on 31 December 2013 at the latest;

•	The Executive must remain in continued until the First Retention Date to receive payment of the first payment of the Retention Bonus;

•	The Executive must remain in continued employment with the Company or the INSEEC Group until the Second Retention Date to receive payment of the second payment of the Retention Bonus.

3. Payment Dates. The Retention Bonus will be paid in cash in two installments as follows:

•	75% of the Retention Bonus will be paid to the Executive on the First Retention Date (the “First Payment Date”);

•	The remaining 25% of the Retention Bonus will be paid to the Executive on the Second Retention Date (the “Second Payment Date”).

4. Forfeitability of the Retention Bonus. In all cases, to the extent the Executive voluntarily terminates employment with the Company, for any reason, or the Executive is terminated by the Company, for any reason, prior to the Retention Dates, the amount due to be paid to the Executive on the corresponding Payment Date shall be forfeited by the Executive.

5. Change in Control. Following a Change in Control, the Retention Bonus will remain payable on the Payment Dates specified in Section 3 hereof.

A Change in Control is the occurrence of any one or more of the following:

(i)	CEC Group ceases to hold, directly or indirectly, the majority of the voting shares in the Company; or

(ii)	the Company is merged, acquired or consolidated and CEC Group does not hold, directly or indirectly, the majority of the voting shares in the surviving entity; or

(iii)	the sale, transfer or other disposition of all or substantially all of the business or assets of the Company.

CEC Group means Career Education Corporation, a Delaware corporation, (“CEC US”) and all the worldwide legal entities in which CEC US has a majority of the voting rights, whether directly or indirectly.

6. Confidentiality of Agreement. This Agreement and its terms are confidential and the Executive agrees not to discuss or disclose the existence or terms of this Agreement to anyone. Notwithstanding the foregoing, the Company and the Employee may disclose this Agreement and the terms thereof to the extent required by applicable law or to the extent necessary to ensure its enforceability.

7. No Alteration of Employment Status. This Agreement does not alter the nature of the relationship between the Executive and the Company. Neither this Agreement nor any retention period stated herein in any way constitute a contract of employment or a promise of a term of employment of any length.

8. Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

9. Social security withholding and income tax. The Company will withhold from any amount payable under this Agreement all applicable social contributions as must be withheld pursuant to any applicable law or regulation. French income tax will be paid by the Executive.

10. Inadmissibility. This Agreement, its execution, and its implementation may not be used as evidence, and will not be admissible, in any proceeding except one brought by the Executive or the Company claiming a violation of this Agreement.

11. Entire Agreement. This Agreement contains the entire agreement and understanding between the Executive and the Company concerning any of the matters described herein and therein, and except as specifically provided herein, supersedes any and all prior agreements, discussions, negotiations, understandings, and proposals of the parties relating to a retention bonus. The terms of this Agreement cannot be changed except in a later document signed by the Executive and an authorized officer of the Company.

12. Controlling Law. This Agreement will be governed by the laws of France. Any dispute relating hereto shall be subject to the exclusive jurisdiction of the French courts.

The present agreement has been drafted in French and English. In the event of disagreement in the interpretation of this agreement or discrepancies between the two version, the French version shall prevail.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

ORGANISATION & DEVELOPPEMENT
/s/ Catherine Lespine	/s/ Jeffrey Ayers
Catherine Lespine	Jeffrey Ayers
Group Managing Director	President